U.S. CD Manufacturing And Related Services Agreement*

1.0	Overview:

This U.S. CD Manufacturing and Related Services Agreement (“Agreement”) dated as of May 31, 2005 by and between UMG Recordings, Inc., on the one hand and Entertainment Distribution Company (USA) LLC (“Supplier”), on the other hand, referred to collectively as the parties (“Parties”), describes the terms, conditions, obligations, remedies, and other related matters concerning the purchase and supply of CDs and related services in the United States.

2.0	Definitions: Definitions are set forth in Schedule 2.0 of this Agreement.

3.0	Term:

3.1	Subject to the termination provisions of this Agreement, this Agreement shall remain in force from the Effective Date through May 31, 2015 (the “Term”).

3.2	At least 180 days prior to the expiration of the Term, senior management of the Parties shall meet to discuss a possible extension of the Term.

4.0	Customer Purchase Obligation:

4.1	In each year of the Term, subject only to the exclusions set forth in this Section 4.1, Customer shall purchase, and shall cause all members of the Universal Music Group to purchase, 100% of its and their respective Manufacturing Requirements from Supplier, excluding (i) any Manufacturing Requirements which Customer or such Universal Music Group member is permitted to purchase from a third party under Sections 6.8, 6.10 or 9.3 of this Agreement or Section 9.3 of the U.S. Distribution Agreement; (ii) [*****] million CDs; (iii) any Manufacturing Requirements of a party who becomes a Universal Music Group member by acquisition after the Effective Date but only to the extent and for the period that such Manufacturing Requirements are contractually committed to a third party as of the date of signing of the relevant acquisition agreement; and (iv) the following quantities as long as and to the extent that they are contractually committed to the Joint Ventures under valid written agreements existing as of the Effective Date:

Calendar Year*	Excluded CDs
2005	[*****] million, less the amount purchased by UML from [*****] during the period beginning 1/1/05 through the Effective Date
2006	[*****] million
2007	[*****] million

*	A portion of this document is confidential and has been omitted in accordance with Rule 24b-2 under the Securities and Exchange Act of 1934. Such omitted confidential material is marked herein as follows: [*****].

Calendar Year*	Excluded CDs
2008 and each year thereafter during the Term	None

* Prorated for any partial years.

It being understood by the parties hereto that if any of the supply agreements with the Joint Ventures are terminated in 2005, 2006 or 2007, the number of CDs excluded from the Manufacturing Requirements of Customer and the other members of the Universal Music Group under the provisions of Section 4.1(iii) (“Excluded CDs”) shall be reduced by the Manufacturing Requirements applicable to such agreement.

4.2	Customer will provide Supplier with purchase orders and input materials in accordance with the requirements outlined in Article 6.0.

4.3	Intentionally deleted.

4.4	Subject to the provisions of Section 4.1, Customer agrees that it will not permit any of the Manufacturing Requirements of any member of the Universal Music Group to be exercised by, or transferred to, another entity outside of the Universal Music Group, without also assigning, in whole or in part, this Agreement so that any transferred Manufacturing Requirements continue to be subject to this Agreement. Nothing contained in this Article 4.0 is intended to limit Vivendi Universal S.A. in any of its operations that are not part of or are acquired separately from the Universal Music Group, or, subject to the limitations in this Section 4.4 and in Section 18, to limit the sale of the equity of, or of all or substantially all of the assets of a Universal Music Group member, provided such operations or sale are subject to the assignment obligations described in this Section 4.4.

4.5	Notwithstanding anything contained in this Agreement to the contrary, except as expressly provided in Sections 4.1 and 4.4, Customer shall have no obligation to conduct its business in a manner that maximizes the Manufacturing Services to be requested from Supplier or minimizes the risks that such Manufacturing Services shall not be required by Customer, including, without limitation, any obligation to extend or renew any agreements with third parties. Supplier acknowledges that there are no minimum requirements associated with this Agreement.

4.6	Intentionally deleted.

5.0	Supplier Supply Obligations:

5.1	Supplier and Customer will meet not less frequently than quarterly for planning purposes and to review, implement as necessary and approve matters as required under this Agreement (e.g., under Sections 5.2 and 7.4).

5.2	Supplier will supply the Manufacturing Services set forth on Schedule 10.1 in accordance with the requirements outlined in Article 6.0. These Manufacturing Services will at a minimum meet the quality specifications outlined in Article 8.0. In the event that Customer requests that Supplier supply any Manufacturing Services which are not set forth on Schedule 10.1 the Parties shall use the procedure set forth in Section 10.5 to resolve the pricing for such requests.

5.3	Supplier may not refuse a Customer request to provide a Manufacturing Service not set forth on Schedule 10.1 provided (i) Customer and Supplier have followed the procedure described in Sections 10.5.1 through and including 10.5.5 and (ii) the requested Manufacturing Service is normally and customarily provided by manufacturers in businesses substantially equivalent to Supplier’s business.

5.4	Supplier shall have the right to subcontract up to [*****] % of any particular Manufacturing Services in each quarter (with no rollover of any unused subcontracting capacity) provided to Customer hereunder to the third party manufacturers and service providers listed on Schedule 5.4 hereto, provided, however, if [*****]% of the Manufacturing Services requested by Customer exceeds Supplier’s capacity to provide such Manufacturing Services, then Supplier may subcontract in excess of [*****]% of the Manufacturing Services provided to Customer so long as the percentage of subcontracted Manufacturing Services provided to Customer is no more than the percentage of subcontracted services provided to any other customer of similar services. Notwithstanding the foregoing, Supplier may subcontract a greater percentage of Manufacturing Services for Customer than it does for (a) other customers with respect to their Spot Market Orders, or (b) other customers who purchase less than [*****]%, on [*****] basis, of Universal Music Group’s Manufacturing Requirements. Supplier may propose to Customer an amended Schedule 5.4 to add or delete subcontractors at any time, and from time to time, provided that such amendment shall not be effective unless and until Customer approves such amendment, which approval shall not be unreasonably withheld or delayed. Customer shall have the right to add or delete previously approved subcontractors at any time and from time to time provided that, in the case of deletions, (i) Customer’s deletion is not unreasonable; (ii) Customer consults with Supplier prior to the deletion; (iii) Customer provides Supplier with at least [*****] days prior written notice of the deletion; (iv) Customer permits Supplier, notwithstanding such deletion, to continue to use such subcontractor to fulfill any volume commitments to such subcontractor existing as of the date of receipt of such notice of deletion; and (v) after the deletion, a commercially reasonable number of approved subcontractors, and in any event no less than [*****], remain listed on Schedule 5.4 and any amendments thereto.

5.4.1	Any order subcontracted by Supplier shall remain subject to the terms of this Agreement. Supplier shall inform Customer of any order subcontracted within two Business Days of subcontracting any order.

5.4.2	All Supplier’s agreements with subcontractors performing services for Customer will provide that Customer will have the right to inspect such subcontractor’s facilities upon reasonable advance written notice to Supplier, during normal subcontractor hours of operation, without interference to subcontractor’s operations, and subject to any reasonable access rules or confidentiality obligations imposed by the subcontractor.

5.4.3	Notwithstanding any of the foregoing restrictions in this Section 5.4, Supplier may outsource [*****]% of any Manufacturing Services involving hand packaging, refurbishing and other non-automated services, or constituting Excess Orders.

5.5	Supplier shall maintain and employ plant security systems and procedures that are no less effective in preventing theft, pirating, unauthorized exhibition, copying or duplication of any of Customer’s proprietary programs or other material delivered by Customer to Supplier or its designated subcontractors than the security systems and procedures which Customer has disclosed to Supplier in writing in advance of the date hereof, to the extent such systems and procedures were prevailing at the existing UML manufacturing facilities as of the Effective Date.

5.6	Without the advance written consent of Customer, which consent shall not unreasonably be withheld, Supplier shall use the King’s Mountain facility to provide all Manufacturing Services which Supplier is both (a) obligated to provide to Customer under this Agreement, and (b) not permitted to subcontract to third parties under the terms of this Agreement.

5.7	The Parties hereto acknowledge and agree that, notwithstanding any other provision of this Agreement, the standards to which Supplier will be held in connection with the Manufacturing Services to be provided by Supplier to Customer hereunder, including without limitation, quality, turnaround, shipment, security and reporting standards, shall as of the Effective Date be no greater than the standards which UML was consistently meeting in the twelve-month period prior to the Effective Date; provided, however, that, prior to adopting any standards pursuant to the above provisions of this Section 5.7 that vary from those set forth in this Agreement, Supplier shall first provide written notice to Customer of such intention with a detailed description of the standards Supplier intends to adopt and the basis for doing so; and provided further, the Parties acknowledge and agree that, notwithstanding the foregoing provisions of this Section 5.7, after the [*****] of the Term, Supplier will (a) meet the standards as set forth herein and established hereunder, and (b) subject to Section 5.9, further meet industry standards as required by Section 5.8.

5.8	The Parties hereto acknowledge and agree that the standards applicable to the Manufacturing Services to be provided by Supplier to Customer hereunder, including without limitation, quality, the nature of services, security standards, IT systems and support, will change over the Term. If the standards applicable to similar manufacturing services provided by Supplier to any other customer are higher than those applicable to Customer, those higher standards shall also be applicable to the services provided by Supplier to Customer. In addition, Supplier shall, to the extent the industry standards referenced herein or which are generally required by buyers of services such as those provided by Supplier hereunder, increase or improve such standards from those in effect on the Effective Date, upgrade its operations and services to incorporate such increased or improved standards for the benefit of Customer. Notwithstanding the foregoing, Supplier shall not be required as a result of this Section 5.8 to be the first or an early adopter of new standards or technology, but is required to implement such new standards and technology as and when they become generally used and available.

5.9	[*****]

5.10	Prior to adopting any standards pursuant to the provisions of Sections 6.5, 7.4, 7.5.1, 7.5.3 or 7.6.5 that vary from the Specified Standards (as defined below), Supplier shall first provide written notice to Customer of such intention with a detailed description of the manner in which the applicable Specified Standards are inconsistent with Prevailing Practices and the standards Supplier intends to adopt that are consistent with Prevailing Practices.

5.11	[*****]

6.0	Forecasts, Orders, Production and Delivery:

6.1	Customer will provide, [*****]a forecast for CDs that will cover a period of time of no less than [*****] months. The first six weeks of each forecast will be divided into Work Week requirements (with each Work Week forecast being a “Work Week Forecast”), with the remainder of the forecast divided into months. No Customer forecast shall be binding as an Order, but shall represent Customer’s good faith estimate, at the time provided, of its anticipated requirements to meet expected demand. Customer shall provide Supplier at least once a [*****] with Customer’s own internal forecasts made for Customer’s internal budgeting purposes.

6.2	Customer shall place purchase orders for Manufacturing Services through Supplier’s electronic order system (each, an “Order”).

6.3	Customer shall provide Supplier with all necessary input materials (“Input Materials”) for each Order, including as applicable product bills of material, production masters (or components to create a master), packaging components (or artwork to produce same) and disc label film. Customer shall use commercially reasonable efforts to provide all Input Materials in Supplier’s digital/electronic format ready for component manufacturing. Supplier shall not charge Customer for any initiation costs (e.g., mastering) unless rework is required.

6.3.1	For a limited number of artists [*****], Supplier will supply test pressings (runs of not more than [*****] CDs, together with all applicable packaging) at no additional charge and will only commence the commercial manufacture of the relevant CDs after receipt of the appropriate approvals of the test pressing and packaging.

6.4	Orders will be considered workable (“Workable Orders”) upon:

(a)	Receipt by Supplier of Customer’s Order by [*****] Eastern Time on a Working Day (if received after such time, the Order will be deemed to have been received the following Working Day), provided that such Order, when assessed collectively with Customer’s other Orders, does not exceed the Maximum Weekly CD Orders unless otherwise agreed to in writing by Supplier;

(b)	Receipt and approval, if required, from Customer, of all of the Input Materials for the ordered Manufacturing Services. Supplier will use reasonable efforts to work with Customer to commence manufacture before all Input Materials are available in order to reduce lead times for specific Orders, if requested by Customer; and

(c)	To the extent applicable, receipt of Customer’s written approval of any test pressings or packaging provided to Customer under the provisions of Section 6.3.1.

Customer also agrees to cooperate with Supplier and use all reasonable efforts to make all Orders submitted hereunder into Workable Orders, and Customer acknowledges that Supplier shall not be liable for any failure to perform hereunder to the extent such failure is caused by Customer’s failure to provide approvals required hereunder or perform its other obligations hereunder.

6.5	Workable Orders for CDs and associated assembly/packaging services will be manufactured in the following lead times, to the extent consistent with Prevailing Practices:

6.5.1	One Working Day: Maximum of [*****] selections, designated by Customer, totaling the lesser of (a) [*****] CDs, and (b) [*****] CDs, multiplied by the result of dividing the average daily output (based on the output for the 14 Working Days immediately preceding the placement of the applicable Workable Order) by [*****] Items included must be automated (no hand packing required) including any inserts, and must be reorders (i.e., not New Release Orders).

6.5.2	Two Working Days: Maximum of the lesser of (a) [*****] CDs, and (b) [*****] CDs, multiplied by the result of dividing the average daily output (based on the output for the 14 Working Days immediately preceding the placement of the applicable Workable Order) by [*****], designated by Customer and additional to the CDs in 6.5.1. Products must be automated (no hand packing) including any inserts, and must be reorders (i.e., not New Release Orders).

6.5.3	Three Working Days. Products not requiring hand packing and not included in Sections 6.5.5 or 6.5.6 below.

6.5.4	Four Working Days: Products that require hand packing and not considered items subject to Sections 6.5.5 or 6.5.6 below.

6.5.5	Six Working Days: Products identified as “New Releases” in the Customer system. These items have a future date specified for in-store sales. In the event a New Release Workable Order exceeds [*****] CDs, the six Working Day lead time will be increased by one Working Day for each incremental [*****] CDs in the Workable Order.

6.5.6	Ten Working Days: Products identified as “Deep Catalog” in the Customer system.

6.5.7	Customer may designate any Workable Order for a 6.5.3, 6.5.4, 6.5.5 or 6.5.6 item not requiring hand packing to be manufactured within the lead times described in 6.5.1 or 6.5.2 so long as the total orders in 6.5.1 or 6.5.2 do not exceed the maximum limit described therein.

For purposes of summary and clarity, any Workable Order for an item not a New Release or Deep Catalog and not designated by Customer for shorter lead times as described in Sections 6.5.1 or 6.5.2 will be manufactured in four Working Days. Supplier will use commercially reasonable efforts to provide faster service when requested.

6.6	An Order will be deemed fulfilled if:

6.6.1	Shipments are made by Supplier prior to,[*****] local plant time, on the designated due date. By way of example, for purposes of clarity, a Workable Order received at Supplier’s NC plant prior to [*****] Eastern Time on a Working Day, if designated by Customer a one-day lead-time must Ship by.[*****] Eastern Time the next Working Day.

6.6.2	The number of CDs Shipped is within the variances set forth in Schedule 6.6, provided (i) where either (A) Supplier has agreed in writing to ship exact quantities for certain customer shipments or for certain CDs or (B) where exact quantities are specified by Customer for certain customer shipments or for certain CDs as a result of a condition imposed by a customer of Customer, and Supplier has been given timely notice of such requirement, Supplier must ship the exact quantities specified, and (ii) invoices must be for the actual number of CDs shipped.

6.7	Intentionally deleted.

6.8	Without limitation of Customer’s other remedies hereunder, if Supplier is unable or otherwise fails to fulfill any Workable Order in accordance with this Agreement within three days of the date required under this Agreement, then

Customer may secure the services of a third party or parties to fulfill the unfulfilled portion of such Workable Order(s).

6.9	Customer will not issue Orders less than [*****] CDs for any line item (i.e., excluding promotional items), unless a contractual requirement between Customer and its third party, non-Universal Music Group member customer requires otherwise.

6.10	To the extent that any one or more Customer Orders would exceed the Maximum Weekly CD Orders for such Work Week (to the extent any such Order exceeds such quantities, an “Excess Order”), the Supplier shall either, at its option, reject or accept such Excess Order, and shall provide Customer with notice of its rejection or acceptance within 24 hours of receipt of the Excess Order; provided, however, that if Supplier rejects such Excess Order, Customer shall be entitled to fulfill the Excess Order portion of such Order with any third party supplier.

6.11	In the event Supplier (a) fails to manufacture and Ship the aggregate number of CDs in all Workable Orders in a given Work Week, so long as such amount ordered does not exceed the Maximum Weekly CD Orders or (b) fails to manufacture and Ship Workable Orders within the lead times described in 6.5 and 6.6 (any of such orders in (a) or (b) hereafter shall be referred to collectively as “Late Orders”), Customer shall have the right to debit its payables balance with Supplier by the Late Order Fee for any such Late Order, which right shall be limited to one Late Order Fee for each Late Order. Except with respect to the partial loss of exclusivity provided for in Section 9.3.1 and the rights provided for in Sections 9.3.2, 9.3.3, 9.3.4, 9.3.5 and 9.3.6, the Late Order Fee shall be Customer’s sole remedy, and Supplier’s sole liability, for each Late Order. Supplier shall have the right to dispute any Late Order Fee debit, and if such a debit is subsequently reversed it shall bear interest as provided in Section 10.2.1.

6.12	No additional or conflicting terms and conditions on any Orders or other documentation provided by Customer or any other Universal Music Group member incident to any Orders hereunder shall form any part of any agreement between the parties, including this Agreement, except for purchase order quantities and descriptions, provided such items are consistent with the requirements of this Agreement.

6.13	Supplier’s warehouse shall confirm receipt of each shipment of goods shipped to Supplier’s warehouse hereunder, and Supplier must confirm to Customer that the shipper and receiver information match within 48 hours of receipt. To the extent the shipper and receiver information does not match, Customer’s payment period shall be extended by one day for every day that such confirmation is delayed past such 48-hour period.

7.0	Specific Related Services:

Supplier will provide the services to support the Manufacturing Services that are set forth in this Article 7.0 (the “Specific Related Services”). Except as expressly provided herein to the contrary, including, without limitation, in Schedule 10.1 and Section 10.9, the Specific Related Services will be performed by Supplier at no additional cost to Customer. Specific Related Services shall include:

7.1	Supplier will evaluate all Input Materials for defects and identify items out of Customer specification, within a timely manner, as agreed on by the Parties.

7.2	Supplier will process for shipment up to [*****] orders directly to Customer’s customers on a daily basis. Customer will pay any carrier costs associated with this service.

7.3	Supplier will provide services to support Customer’s promotional products requirements commonly referred to as DJ Promo. Services include:

7.3.1	Promotional manufacturing orders, processed through the normal manufacturing services function. Manufacturing lead times for DJ Promo orders will be three Working Days. The aforementioned notwithstanding, Customer may designate two DJ Promo orders per Working Day to be manufactured in two Working Days.

7.3.2	Supplier will receive and process specific Customer shipping instructions that are directed to Supplier’s DJ Promo Department. Lead-time for distribution is included in the manufacturing lead times (i.e., the Product shall ship or be available for shipping by the end of the manufacturing lead times). Supplier will store DJ Promo Input Materials for up to [*****] calendar days at no cost to Customer. At the end of [*****] calendar days, as directed by Customer, Supplier will either continue to store the materials at a monthly fee as noted in Schedule 10.1, destroy the materials or ship them to a Customer-designated location via a Customer-designated carrier, as directed by Customer. Customer is responsible for any carrier fees associated with DJ Promo distribution services.

7.4	Supplier will provide and maintain certain reports and electronic data feeds to the extent (a) available to Customer under Prevailing Practices and (b) applicable to Customer, including but not limited to:

[*****]

Supplier will provide such additional reports and electronic data as Customer shall reasonably require, and the parties shall mutually agree upon how additional costs, if any are actually incurred by Supplier for any such reports or electronic data feeds, will be shared or allocated.

7.5	Supplier agrees and understands that it has normal and customary custodial responsibilities for Customer-owned components and parts (including paper parts) in Supplier’s possession and Supplier specifically agrees to:

7.5.1	To the extent consistent with Prevailing Practices, maintain and provide to Customer on hand inventory balance information and to employ systems and procedures such that, at any given time, [*****]% of said balances are within +/- [*****]% of the actual amount on hand.

7.5.2	Once per 12 months, at Customer’s direction and under Customer’s supervision, conduct a physical inventory of all Customer-owned components and parts in its possession. Customer will pay Supplier its actual, incremental costs incurred to perform such physical inventory(ies). Customer and Supplier agree to establish cycle counts as soon as reasonably practical.

7.5.3	Be responsible for, and at Customer’s request pay Customer its cost for, any Lost Inventory of Customer-owned printed or other components in its possession exceeding [*****]% of the amount delivered to Supplier (or such other percentage as is consistent with Prevailing Practices).

Notwithstanding the foregoing, for certain non-standard, high cost packaging items (by way of example, for purposes of clarity but without limitation, non-standard, high cost packaging items include multi-disc boxes, multi-disc booklets and Customer-owned DVDs) specified from time to time by Customer, Supplier shall pay for Lost Inventory exceeding [*****]% of the amount delivered to Supplier (or such other percentage as is consistent with Prevailing Practices).

7.5.4	At least twice per Working Day, provide Customer electronically (a) on hand inventory balances by SKU and (b) receipts by SKU from Customer’s vendors. To the extent that any Customer changes to any Customer computer systems would cause Supplier to incur any costs in connection with adapting to, conforming to, custom programming for, or otherwise interfacing with such systems in order to facilitate the efficient performance of its obligations under this Agreement, including without limitation, this Section 7.5.4, Customer shall reimburse Supplier for all such costs.

7.6	Supplier Ordering Printed Components On Behalf of Customer

7.6.1	Supplier will order and receive components (that will be owned by Customer) and pay printed component vendors, following the order quantity and order timing procedures shown in Schedule 7.6.1, provided that Customer may change or supplement such schedule from time to time by written notice to Supplier. The agreements, if any, between the printed component vendors and the Customer shall be utilized by the Supplier in placing such orders, and Supplier agrees to comply with the payment and other terms applicable to the ordering of product under such vendor agreements; provided that (a) Supplier shall be Customer’s agent for the purposes of placing orders under such agreements, (b) no modifications, renegotiations or amendments of such agreements will be made without consultation with Supplier, and (c) such agreements do not require payment to the third-party vendor prior to [*****] days after shipment to Supplier.

7.6.2	Supplier will invoice Customer, within [*****] days following the end of each calendar month, for the cost Supplier has paid or incurred for all printed components the Supplier purchased and received on behalf of Customer for the month. Supplier’s invoice (a) will include, as backup documentation, copies of the print vendor invoices (or detailed EDI invoicing files), the total of which shall agree with the Supplier’s invoice total, (b) will be calculated in accordance with the sample variance report provided in Schedule 7.6.2, and (c) will take into account any prior invoices for such materials. Customer will pay Supplier’s invoice in accordance with the other terms of this Agreement. All such printed components shall be owned by the Customer.

7.6.3	Supplier will include Customer-owned printed components, invoiced at the prices set forth in Schedule 10.1, in its invoices of Manufactured Services to Customer, which Customer will pay in accordance with the other terms of this Agreement.

7.6.4	[*****] days following the end of each calendar month, Supplier will calculate the sum of the dollar amounts of printed components included in its invoices of Manufacturing Services to Customer for the month and issue a credit memo or check to Customer for the difference between the sum of the calculated amount and the amount invoiced under Section 7.6.2.

7.6.5	Supplier shall conform to all performance standards set forth on Schedule 7.6.1 with respect to the ordering of printed components on the behalf of Customer to the extent consistent with Prevailing Practices. Subject to Section 5.7, if Supplier fails to meet any such performance standards, Supplier shall be responsible for all of Customer’s direct costs attributable to such failure.

7.6.6	Customer may, for any reasonable business purpose, at any time elect to order printed components and pay printed component vendors directly. In the event Customer elects to order printed components itself and pay printed component vendors directly under the foregoing provisions, (a) Supplier will cease including the cost of Customer-supplied printed components in its invoices of applicable finished product to Customer as of the effective date of such change, (b) Customer shall provide Supplier with [*****] days written notice of its intention to implement this change, (c) Customer shall reimburse Supplier for any one-time costs of removing such service from the scope of this Agreement (e.g., redundancy costs), and (d) Supplier and Customer shall agree to a reduction in the prices in Schedule 10.1 to equitably reflect the corresponding decrease in Supplier’s ongoing costs.

7.6.7	Supplier will indemnify, defend and hold harmless the Customer, and its parent, subsidiaries, affiliated companies, its and their shareholders, officers, employees and agents from any and all third party claims, demands, causes of action, liability, judgments, damages, costs and expense (including reasonable attorney’s fees) asserted against, imposed upon or suffered by such parties as a result of Supplier’s failure to pay any amounts owed by Supplier to any printed component vendor under this Section 7.6 when such amounts are due (provided Customer has paid such amounts to Supplier).

8.0	Product Quality:

8.1	All CDs shall conform to the Input Material for such CD provided by Customer.

8.2	The quality of the CDs manufactured by Supplier, and the Specified Related Services provided by Supplier to Customer shall (a) conform to the standards set forth in the relevant industry manual (e.g., CD manufacturing levels will be sufficient to meet the Sony-Philips Red Book CD specifications, also known as the Sony Philips Optical Disc Specifications), and (b) conform to the AQL standards set forth in Schedule 8.2.

8.3	Supplier will perform such inspections as are called for on Schedule 8.2 and shall certify and send the written results of all such inspections to Customer for the previous calendar month within seven Working Days of the end of such month.

8.4	For purposes of this Agreement, an “Epidemic Multiple Defectives Event” (or “EMDE”) shall be deemed to have occurred if either (a) at least [*****]% or (b) more than [*****] of the CDs of any given Order(s) exhibit the same type of defect, in which said defect renders the CDs not merchantable or fit for their intended purpose (such defective CDs, “Epidemic Multiple Defectives”) and (i) senior management of Supplier actually learns of such defect, or (ii) Customer promptly notifies Supplier in writing, providing reasonable particulars of such defect. In the event of an EMDE, Supplier in accordance with usual Customer procedures, shall immediately make available a non-defective replacement of the defective CDs to the applicable distributor, retailer and/or other customer who purchased any such defective copies, at Supplier’s sole cost and expense. In such event, Customer agrees to use reasonable efforts to determine the extent of the problem among its customers, to assist Supplier in resolving any problems with Epidemic Multiple Defectives in order that Supplier may provide replacement

CDs promptly and to assist in Customer’s mitigation of any negative effects on Customer.

9.0	Key Failures.

9.1	A “Key Failure” is an occurrence of any of the events identified as a “KPI Repeated Failure Event” on Schedule 9.1 of this Agreement. As soon as it becomes aware of a Key Failure, Customer or Supplier shall notify the other of the Key Failure, specifying the nature of the Key Failure and the data sources used to identify such Key Failure (each such notice is a “Failure Notice”).

9.2	Any Key Failure which is not cured in accordance with this Section 9.2 is an “Uncured Key Failure,” provided that Customer has provided Supplier (or Supplier has provided Customer) with an associated Failure Notice within [*****] days of the Key Failure. A Key Failure which is cured under this Section 9.2 shall not relieve Supplier of any remedies to which Customer may be entitled under Section 6.11 or Section 10.7 of this Agreement. In order to cure a Key Failure, Supplier must do each of the following:

9.2.1	Within seven calendar days of receipt of a Failure Notice identifying such Key Failure from Customer, or delivery of a Failure Notice by Supplier, after consultation with Customer, provide to Customer a detailed, written correction action plan (“CAP”), with defined and traceable milestones, metrics and timelines which address the causes of the Key Failure and describes how Supplier will monitor and manage the relevant business practices/processes to ensure that the causes of the Key Failure are successfully addressed;

9.2.2	During the six-week period following the date of Supplier’s receipt or sending of the Failure Notice (the “Cure Period”), on each Tuesday, provide Customer with a written report describing the progress on the CAP and any Key Failures during the preceding Work Week (ending on the immediately preceding Saturday); and

9.2.3	By the end of the Cure Period, successfully address the causes of the Key Failure, and provide Customer with a written report of the relevant business practices/process implemented.

9.3	The effects of Key Failures and Uncured Key Failures shall be as follows:

9.3.1	On the first Uncured Key Failure with respect to which Supplier has received or delivered a Failure Notice during any [*****]-year period, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to source up to [*****]% of the Manufacturing Services with any other entity or entities for a period of [*****] months.

9.3.2	On the second Uncured Key Failure with respect to which Supplier has received or delivered a Failure Notice during any [*****]-year period, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to source up to [*****]% of the Manufacturing Services with any other entity or entities for a period of [*****] months, or for an additional [*****]-month period in the event that Customer is then-currently exercising a prior sourcing right under any sub-section of Section 9.3.

9.3.3	Notwithstanding Section 9.3.2, if two Key Failures under “Production” or “Delivery” on Schedule 9.1 with respect to which Supplier has received or delivered a Failure Notice occur between August 15th and November 30th of the same calendar year, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to source up to [*****]% of the Manufacturing Services with any other entity or entities for a period of [*****] months, or for an additional [*****]-month period in the event that Customer is then-currently exercising a prior sourcing right under any sub-section of this Section 9.3.

9.3.4	If three Key Failures of the same category (e.g., EMDE) with respect to which Supplier has received or delivered a Failure Notice occur during any rolling [*****]-year period, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to[*****] % of the Manufacturing Services with any other entity or entities for the remainder of the Term, or (b) terminate this Agreement.

9.3.5	On the fourth Key Failure with respect to which Supplier has received or delivered a Failure Notice during any rolling [*****]-year period, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to source up to [*****]% of the Manufacturing Services with any other entity or entities for a period of [*****] months, or for an additional [*****]-month period in the event that Customer is then-currently exercising a prior sourcing right under any sub-section of this Section 9.3.

9.3.6	On the fifth Key Failure with respect to which Supplier has received or delivered a Failure Notice during any rolling [*****]-year period, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to [*****]% of the Manufacturing Services with any other entity or entities for the remainder of the Term, or (b) terminate this Agreement.

9.3.7	For purposes of clarity, the parties agree that (a) Customer shall never have a right to source any more than [*****]% under the provisions of Sections 9.3.1, 9.3.2, 9.3.3 and 9.3.5, and (b) where the provisions of more than one sub-section of Section 9.3 would provide Customer with a remedy with respect to any new Key Failure event, Customer may elect only one of such remedies. In addition, to the extent that an event that would constitute a Key Failure under “Quality” or “Multiple Defective” on Schedule 9.1 is uncured and continuing during the applicable Cure Period, such event may not constitute another Key Failure until the end of the applicable Cure Period in accordance with Section 9.2.

9.3.8	Customer’s right to invoke any remedy available to Customer with respect to a particular event under the provisions of any sub-section of Section 9.3 shall be exercised, if at all, in writing and within [*****] days after the date upon which such right first accrues to Customer (e.g., at the end of the cure period or on the occurrence of a Key Failure and receipt of a Failure Notice, as applicable), and any period of loss of exclusive volume under any sub-section of Section 9.3 shall commence upon such date, except in the case where a period of loss of exclusive volume under any sub-section of this Section 9.3 is currently running, in which case the new period shall commence upon the expiration of the current period.

9.3.9	In the event that Customer exercises any right to source any volumes with third parties under any sub-section of this Section 9.3, Customer shall provide Supplier with timely notice of such third-party sourcing, and Supplier’s capacity commitments under this Agreement shall be reduced by the amount of such third-party sourcing. Upon the conclusion of any period in which Customer has elected to outsource exclusive volume pursuant to Sections 9.3.1 through 9.3.6, such exclusive volume shall automatically revert to Supplier. If Customer elects to source [*****]% of the Manufacturing Services with another entity or entities for the remainder of the Term under Section 9.3.4 or Section 9.3.6, Supplier shall be relieved of its capacity commitments under this Agreement for the remainder of the Term.

9.4	Notwithstanding any other provision of this Agreement, any failure of Supplier to perform any of its obligations under this Agreement shall not be considered a default, breach, Key Failure or Uncured Key Failure to the extent that such failure is caused by (a) any Customer breach of, or noncompliance with, this Agreement; (b) the failure of Customer to timely provide any consents, approvals, instructions or assistance required hereunder; or (c) any Customer breach of, or noncompliance with, the Transition Services Agreement, the HDFD Manufacturing Agreement, the U.S. Distribution Agreement, or the Asset Purchase Agreement.

10.0	Pricing, Rebate:

10.1	Schedule 10.1 contains (i) the prices (excluding the prices associated with the items set forth in Section 10.3) for Manufacturing Services, in each case existing as of the Effective Date and (ii) a list of all no charge Manufacturing Services.

Subject to Section 10.9, these prices are fixed through the term of the Agreement, with the exception(s) described in this Agreement, including, without limitation, pursuant to Sections 10.3, 10.5 and 10.6. The Parties agree that Supplier will not charge, and Customer will not pay for, any service or activity that is not listed on Schedule 10.1 or elsewhere referenced or included in this Agreement unless Customer has approved such services and any charges in writing.

10.2	Supplier shall invoice Customer each Working Day upon shipment and subject to Section 6.13, Customer shall pay all invoices within [*****] calendar days of receipt of invoice. Such invoices shall reflect the prices contemplated by Sections 10.1 and 10.3, or as may be agreed upon by the Parties pursuant to Section 10.5.

10.2.1	Customer shall pay interest on any amounts (excluding those disputed in good faith, including without limitation, where the late payment is the result of Supplier’s action or inaction, e.g. Supplier’s warehouse receipt does not match Supplier’s invoice) past due under this Agreement at a monthly rate equal to the lesser of (a) the London Interbank Offered Rate (“LIBOR”) + 0.5% or (b) the maximum rate permitted by law.

10.2.2	If Customer becomes delinquent in the payment of any amount (excluding amounts disputed in good faith) in excess of [*****] million, Supplier shall have the right to suspend some or all shipments hereunder pending such payment, and any such failure to make shipments will not be a default, breach, Key Failure or Uncured Key Failure under this Agreement and will not entitle Customer to terminate this Agreement or to any other damages or remedy.

10.2.3	In the case of a disputed invoice, Customer will pay the undisputed amount of the invoice and Customer and Supplier will work together in good faith to resolve the disputed amount. In the event an agreement cannot be reached on the disputed amount within 30 days of the invoice due date, either Supplier or Customer may submit the matter to arbitration as provided in Article 14.0 “Dispute Resolution” to resolve the disputed amount, but without the need for or right to preliminary discussions provided for in Article 14.0. Upon resolution of the dispute, Customer will pay the Supplier the amount, if any, determined to be due to Supplier.

10.3	Supplier shall issue a quarterly charge or credit to Customer depending on changes in Supplier’s costs for polycarbonate and CD jewel boxes via the following formulas:

10.3.1	On Supplier’s month end in June 2005, and at the end of each subsequent three-month period during the Term (provided that the last calculation shall occur on the last day of the Term if it is a month end, or, if not, on the month end immediately preceding the last day of the Term), Supplier will calculate: (i) the Polycarbonate Reference Price minus (ii) Supplier’s daily average net price per pound paid for polycarbonate for the applicable three-month period (or portion thereof, as provided above), with the remainder (iii) multiplied by the number of CDs shipped to Customer multiplied by [*****]. If this calculation produces a negative result, that dollar amount will be charged to Customer, subject to 10.3.3 - 10.3.5 below. If this calculation produces a positive result, that dollar amount will be credited to Customer, subject to 10.3.3 - 10.3.5 below. The initial “Polycarbonate Reference Price” shall be $[*****] per pound. The Polycarbonate Reference Price shall be reset at the end of each of Customer’s fiscal years to equal the average price per pound paid by Supplier for polycarbonate during the most recently completed three-month period. Upon each such readjustment of the Polycarbonate Reference Price, the prices in Schedule 10.1 shall be updated accordingly.

10.3.2	On Supplier’s month end in June 2005, and at the end of each subsequent three-month period during the Term (provided that the last calculation shall occur on the last day of the Term if it is a month-end, or, if not, on the month end immediately preceding the last day of the Term), Supplier will calculate: (i) the Jewel Box Reference Price minus (ii) Supplier’s daily average net price paid for standard jewel boxes and trays for the current three-month period (or portion thereof, as provided above), with the remainder (iii) multiplied by [*****] times the number of finished goods containing jewel boxes and trays shipped to Customer. If this calculation produces a negative result, that dollar amount will be charged to Customer, subject to 10.3.3 - 10.3.5. If this calculation produces a positive result, that dollar amount will be credited to Customer subject to 10.3.3 - 10.3.5. The initial “Jewel Box Reference Prices” are contained in Schedule 10.3.2. The Jewel Box Reference Price shall be reset at the end of each of Customer’s fiscal years to equal the average price per pound paid by Supplier for standard jewel boxes and trays during the most recently completed three-month period. Upon each such readjustment of the Jewel Box Reference Price, the prices in Schedule 10.1 shall be updated accordingly.

10.3.3	Supplier agrees and understands that the terminology contained in 10.3.1 and 10.3.2, “... Supplier’s daily average net price...” includes all discounts, rebates and any and all other economic related considerations Supplier receives from its suppliers of polycarbonate and jewel boxes/trays.

10.3.4	Supplier will perform the calculations described in 10.3.1 and 10.3.2 within [*****] Working Days following the end of each calendar quarter and submit the results to Customer, along with data and records that support the calculation of Supplier’s daily average net price. Customer will have the right to request additional data and records and/or audit Supplier’s financial records concerning Supplier’s daily average net price.

10.3.5	In the event Customer agrees with Supplier’s calculation of the charges or credits for changes in Supplier’s prices for jewel boxes and polycarbonate, Customer will notify Supplier to issue debit or credit memo’s within [*****] Working Days of receipt of the data and calculations described in 10.3.4. In the event Customer does not agree with Supplier’s calculation of the charges or credits for changes in Supplier’s prices for jewel boxes and polycarbonate, Customer will promptly schedule a meeting with Supplier to discuss approaches to resolve the disagreement.

10.4	All prices will be FCA (INCOTERMS 2000) from Supplier’s manufacturing location. Subject to the terms and conditions of the U.S. Distribution Agreement, (a) Customer will have the right to select all carriers and will pay all associated freight costs, and (b) Supplier will coordinate with such carriers and make appropriate arrangements for pick-ups on Customer’s account. However, if sourced from a manufacturing location that has a higher transportation cost than if produced at the Kings Mountain location, Supplier will issue a credit to Customer equal to the additional costs to deliver the product to the Customer Distribution Center. Supplier will use normal and customary efforts to obtain the lowest and best price from any third party providers. Supplier will use normal and customary efforts to obtain the lowest and best price from providers of polycarbonate and jewel boxes.

10.5	Subject to Section 10.10, in the event a Manufacturing Service which is not listed on Schedule 10.1 is required by Customer or any Universal Music Group member, the following procedure will be followed by Customer and Supplier to establish a price for said Manufacturing Services.

10.5.1	Customer will request the Manufacturing Service from Supplier in writing.

10.5.2	Within [*****] Working Days of receipt of a written request described in Section 10.5.1 above from Customer, Supplier will propose a price equal to [*****]. Notwithstanding the foregoing, if the new Manufacturing Service will replace or substantially replace an existing Manufacturing Service, Supplier’s price will include the Facility Fixed Costs allocated to such existing Manufacturing Service, plus or minus, as applicable, the net incremental change in [*****] Costs, if any, due to the new Manufacturing Service. In the event the requested Manufacturing Service is a new CD configuration, Supplier’s proposed price shall have a $[*****] margin per CD. Supplier will supply documentation to Customer that supports the calculation of its proposed price.

10.5.3	Customer may accept or reject Supplier’s proposed price.

10.5.4	In the event Customer accepts Supplier’s proposed price, such Manufacturing Service and associated price shall be added to Schedule 10.1.

10.5.5	In the event Customer rejects Supplier’s proposed price, Customer may audit the documentation supporting the calculation of Supplier’s proposed price. [*****]. All of the foregoing information constitutes trade secrets of Supplier, unless otherwise publicly disclosed by Supplier.

10.5.6	Following the completion of Customer’s audit, parties will meet and engage in good faith negotiations concerning Supplier’s proposed price. In the event an agreement cannot be reached on the proposed price within [*****] days of Supplier’s proposal of a price, either Supplier or Customer may invoke Article 14.0 “Dispute Resolution” to determine the price for a configuration or service not contained in Schedule 10.1, provided that solely for purposes of resolving disputes under this Section 10.5, AAA procedures shall not be used and: (A) the arbitrator shall be a single person who shall be a CPA currently in practice at a national accounting firm which firm shall be selected by the parties mutually, and which shall be asked to name the person to so act, (B) there shall be no discovery (other than that which has occurred pursuant to Section 10.5.5), (C) each party shall submit, on the tenth business day after the arbitrator is named, its proposed price and any support it has for the price as proposed (including, e.g., any documentation submitted under Section 10.5.2 and the results of any audit under Section 10.5.5), and (D) the arbitrator shall choose, within ten business days of the submissions under clause (C) between the price proposed by Supplier and the price proposed by Customer, without change, addition or deletion, based on which price is closer (in the arbitrator’s view, as informed by the documents submitted pursuant to clause (C)) to the price as determined by the formula set forth in Section 10.5.2. Once such price is determined, such Manufacturing Service and associated price shall be added to Schedule 10.1.

10.5.7	In the event Customer objects to Supplier’s proposed price for new Manufacturing Services, but there is no mutual agreement and neither party refers the matter to arbitration in accordance with Section 10.5.6 within [*****] days of Supplier’s proposal of a price, Supplier’s proposal shall be deemed rejected and Customer shall not be required to use Supplier for such Manufacturing Services.

10.6	On the fifteenth (15th) day following each anniversary of the Effective Date during the Term, Customer shall notify Supplier of the dollar amount equal to $[*****] multiplied by the positive result, if any, of subtracting [*****] from the total number of CDs and Dual Discs purchased by Customer during the twelve months immediately preceding the applicable anniversary of the Effective Date from either (a) Supplier or (b) a third party, to the extent Customer is permitted to make such third party purchases as a result of any of the conditions specified in Section 6.8 or 9.3 (the “Disc Amount”), and Customer shall be entitled to debit the Disc Amount against all then-outstanding invoices of Supplier to Customer, and to the extent the Disc Amount is in excess of all such then-outstanding invoices, then Supplier shall issue to Customer a credit, in the amount of the excess of the Disc Amount over the debits, to be applied (to the maximum extent possible) against invoices for Orders for the first month, then, if necessary, the second month, and then, if necessary, the third month, and Supplier shall pay to Customer in cash on the fifth business day after the end of the third month, the amount by which the Disc Amount exceeds the debits and credits given to Customer in the immediately preceding three months, provided, however, that at all times, the total number of CDs purchased by [*****] from Supplier for the relevant periods shall be deemed to be purchased by Customer from Supplier for purposes of all calculations pursuant to this Section 10.6.

10.7	Without limiting Supplier’s obligations to meet the standards set forth in this Agreement, within [*****] days of the end of each quarter, Supplier will provide Customer a credit equal to [*****]% of the total amount of all invoices paid in such quarter as compensation for defectives. In the event either of the Parties can reasonably demonstrate that the long term, average defective rate is materially different than [*****]% of manufactured CDs, the Parties agree to conduct good faith negotiations to establish a different percentage as a basis to compensate Customer for defective manufacturing. The foregoing remedy shall be Supplier’s sole liability for defective units, and Customer’s sole remedy, except as set forth in Section 8.4 and Article 9.

10.8	On each of the dates specified below, Customer shall be entitled to debit the amount set forth below (across from each applicable date) against all then-outstanding invoices of Supplier to Customer, or other obligations owed by Customer to Supplier, and to be paid by Supplier on each such date, in cash, to the extent such amount is in excess of all then outstanding invoices or other such obligations.

Date	Amount
December 15, 2005	$2,200,000
May 31, 2006	$3,900,000
May 31, 2007	$6,400,000
May 31, 2008	$6,800,000
May 31, 2009	$1,400,000

10.9	Either party shall have the right to dispute the accuracy of the Aggregate 2003 Manufacturing Costs, as a whole, or the Allocated 2003 Manufacturing Costs, on a line item basis, as follows:

10.9.1	Either Party may notify the other Party of an error or omission in the Aggregate 2003 Manufacturing Costs or any Allocated 2003 Manufacturing Costs (which it discovers within [*****] months of the Effective Date) in writing within [*****] months of the Effective Date and request an adjustment of the Aggregate 2003 Manufacturing Costs and/or any Allocated Manufacturing Costs, either up or down, as required to accurately reflect the dollar amount of such error(s) or omission(s) (any such requested adjustments, the “Requested Cost Adjustment”).

10.9.2	Within 15 days of receiving notification of a Requested Cost Adjustment, Customer and Supplier will meet and conduct good faith negotiations and attempt to reach agreement on whether such adjustments are appropriate and in the correct amount. Either party may audit the other’s books, records and supporting documentation supporting the calculation of the data in, or the data used in preparing, Schedule 10.1 and the Requested Cost Adjustment. Such audits shall be performed with reasonable advance written notice, during normal business hours, and in a manner not disruptive of the audited party’s operations. Once a Requested Cost Adjustment has been agreed or determined hereunder (the “Final Cost Adjustment”), the Aggregate 2003 Manufacturing Costs and the Allocated 2003 Manufacturing Costs shall be modified as follows:

10.9.2.1	If the dispute involves an error in the allocation of the Allocated 2003 Manufacturing Costs, the Final Cost Adjustment shall be added to or subtracted from the existing cost allocation for any and each disputed line item which contains the cost item and the amount of the Final Cost Adjustment shall be offset by a subtraction (in the case of an addition above) or addition (in the case of a subtraction above) for one or more other cost items in the relevant line items in which such other cost items are contained such that, had the adjusted costs been used to calculate the Aggregate 2003 Manufacturing Costs, based on the 2003 Product Mix, the Aggregate 2003 Manufacturing Costs would not have changed. As an example of the application of the following, if pursuant to this Section 10.9.2.1 the pricing on Schedule 10.1 for “Setup Cost – Spine Sticker” was increased, that element of each configuration which included “Setup Cost – Spine Sticker” would be increased by the same amount, in another cost item or items which, when applied to the configurations which include such other cost item(s), and further applied to the 2003 Product Mix, would cause the Aggregate 2003 Manufacturing Costs to remain unchanged.

10.9.2.2	If the dispute involves increasing or adding a cost item or amount to the Aggregate 2003 Manufacturing Costs, the Final Cost Adjustment for such cost item shall be added to the Aggregate 2003 Manufacturing Costs, and to the relevant line items of the Allocated 2003 Manufacturing Costs such that, had the adjusted costs been used to calculate the Aggregate 2003 Manufacturing Costs, based on the 2003 Product Mix, the Aggregate 2003 Manufacturing Costs would have increased by the amount of the Final Cost Adjustment.

10.9.2.3	If the dispute involves reducing or removing a cost item or amount from the Aggregate 2003 Manufacturing Costs, the Final Cost Adjustment for such cost item shall be subtracted from the Aggregate 2003 Manufacturing Costs, and from the relevant line items of the Allocated 2003 Manufacturing Costs such that, had the adjusted costs been used to calculate the Aggregate 2003 Manufacturing Costs, based on the 2003 Product Mix, the Aggregate 2003 Manufacturing Costs would have decreased by the amount of the Final Cost Adjustment.

10.9.3	Once a Final Cost Adjustment has been made to the Allocated 2003 Manufacturing Costs as described in Section 10.9.2 above, the Parties shall adjust the prices (other than the $[*****] per CD margin reflected therein) shown on Schedule 10.1 to take into account the adjustments described in Sections 10.9.2.1 through 10.9.2.3. In the event an agreement cannot be reached on any cost changes or any changes in Schedule 10.1 within two weeks of the commencement of negotiations under Section 10.9.2, either Party may invoke Section 14.0 (Dispute Resolution) to determine the appropriate Schedule 10.1 prices, provided that solely for purposes of resolving disputes under this Section 10.9, AAA procedures shall not be used and (A) the arbitrator shall be a single person who shall be a CPA currently in practice at a national accounting firm which firm shall be selected by the parties mutually, and which shall be asked to name the person to so act, (B) there shall be no discovery (other than that which has occurred pursuant to Section 10.9.2), (C) each party shall submit, on the tenth business day after the arbitrator is named, its proposal on price adjustments and any support it has for its position (including, e.g., any documentation submitted under Section 10.9.1 and the results of any audit under Section 10.9.2), and the arbitrator shall make a determination, within 10 days of such submissions, of how the prices on Schedule 10.1 shall be adjusted, provided that such determination must comply with the parameters set forth in this Section 10.9. If the parties fail to invoke the arbitration provision, the prices on Schedule 10.1 shall remain unadjusted, and if one party fails to submit its proposal timely to the named arbitrator, the arbitrator shall accept the other party’s proposal provided such proposal meets the parameters set forth in this Section 10.9. Once the prices for all configurations are agreed or determined pursuant to this Section 10.9, such new prices shall be deemed to amend Schedule 10.1 accordingly, and shall be applied both retroactively (to the Effective Date) and prospectively, and all amounts owing from one Party to the other as a result of such adjustment shall be paid within thirty days of the final determination of the changes in such prices.

10.9.4	Recourse to the procedures and remedies set forth in this Section 10.9 shall be Customer’s sole liability, and Supplier’s sole remedy, in the event of a breach by Customer of its representation and warranty in Section 12.2(D).

10.10	Notwithstanding Section 10.5, in the event Supplier uses third parties to provide for certain parts of Manufacturing Services, particularly packaging or assembly services for non-standard configurations, that are not identified and priced in Section 10.1, Supplier’s price to Customer for such parts of the Manufacturing Services shall be equal to Supplier’s price from the third party.

10.11	On each of the dates specified below, Supplier shall be entitled to invoice Customer the amount set forth below (across from each applicable date) and Customer shall pay all such invoices within 15 calendar days of receipt of invoice. The terms of Sections 10.2.1, 10.2.2 and 10.2.3 shall apply to the payment of such invoices.

Date	Amount
December 15, 2005	$500,000
December 15, 2006	$500,000
December 15, 2007	$500,000
December 15, 2008	$500,000
December 15, 2009	$500,000
December 15, 2010	$500,000
December 15, 2011	$500,000
December 15, 2012	$500,000
December 15, 2013	$500,000
December 15, 2014	$500,000

11.0	Royalties Paid to Philips and DVA by Supplier for CDs Sold to Customer:

11.1	Customer must pay Supplier for royalty costs within [*****] calendar days of receipt of invoice. Customer will pay only the actual cost of Supplier’s royalty payments themselves net any form of rebate and Customer will have no obligation to compensate Supplier for any compliance, administration or legal costs related to the royalties paid by Supplier.

11.2	Supplier shall present evidence of payment of royalties to Phillips and DVA and solely attributable to CDs manufactured for Customer or any Universal Music Group member on a quarterly basis, consisting of proof of funds transferred along with normal and customary back-up documentation, including the number of CDs and royalty rates that form the basis for the royalty amount.

11.3	Supplier shall consult with Customer prior to entering into, extending or amending any agreement which would require the payment of royalties on CDs manufactured for Customer hereunder, and shall use all its reasonable best efforts to effect Customer’s instructions on such issues as are raised by the agreement, extension or amendment that could affect Customer’s costs under this Agreement; provided that Customer indemnifies Supplier for any cost, expenses, liabilities or claims, as well as lost profits resulting from a legally mandated shut down of one or more of Supplier’s facilities or enjoinment of Supplier’s shipments, in each case incurred by Supplier as a direct result of Supplier’s adherence to such instructions (but only to the extent Supplier (i) promptly provided Customer with any advance notice received by Supplier regarding any action on the part of any third party that could reasonably be expected to result in any such costs, expenses, liabilities, claims, or lost profits, and (ii) used all its reasonable best efforts to effect any revised instructions received by Customer thereafter.

12.0	Representations of the Parties

12.1	Representations of Supplier:

As of the Effective Date, and at all times during the Term, Supplier represents and warrants as follows:

(A)	Supplier is a valid existing limited liability company and in good standing under the laws of the State of Delaware. Supplier has the corporate power and authority required to carry on its activities as they are now conducted.

(B)	Supplier has full legal right and corporate power, without the consent of any other person to execute, deliver and to perform its obligations under this Agreement.

(C)	All corporate and other actions required to be taken by Supplier to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. No consent, approval or authorization of, or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of Supplier in connection with the valid execution and delivery of this Agreement or the performance by Supplier of any of its obligations hereunder.

12.2	Representations of Customer and Parent:

As of the Effective Date, and at all times during the Term, Customer represents and warrants as follows:

(A)	It is a valid existing corporation and in good standing under the laws of its state of incorporation. It has the corporate power and authority required to carry on its activities as they are now conducted.

(B)	It has full legal right and corporate power, without the consent of any other person to execute, deliver and to perform its obligations under this Agreement.

(C)	All corporate and other actions required to be taken by it to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. No consent, approval or authorization of, or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of it in connection with its valid execution and delivery of this Agreement or the performance by it of any of its obligations hereunder.

(D)	The Aggregate 2003 Manufacturing Costs accurately reflect UML’s actual, recurring, aggregate stand-alone cost of providing the Manufacturing Services for the Universal Music Group’s Manufacturing Requirements for calendar year 2003, after certain adjustments mutually agreed upon by Customer and Supplier. Such stand-alone cost, after such agreed upon adjustments, is set forth on Schedule 10.1.

(E)	The Joint Ventures listed on Schedule 2.5 attached hereto are the complete list of all joint ventures or other contracts or arrangements which any Universal Music Group entity is a party to, as of the Effective Date, under which any amount of the Universal Music Group Manufacturing Requirements is committed to any party under such joint venture or other contract or arrangement.

(F)	The amounts set forth in the table in Section 4.1 as the volumes contractually committed to all Joint Ventures under valid written agreements as of the Effective Date are complete and accurate.

(G)	The Manufacturing Requirements of the Universal Music Group in calendar year 2003 totaled not less than [*****] million CDs, and no corporate reorganizations have occurred in or since such period which could reasonably be expected to reduce such Manufacturing Requirements. Of the aggregate number of CDs set forth in the preceding sentence, certain amounts are attributable to orders from customers over which the Universal Music Group does not have unilateral control and that have time limited agreements with the Universal Music Group, as set forth on Schedule 12.2(G).

(H)	Customer has the right to authorize Supplier to perform the Manufacturing Services on Customer’s behalf as contemplated by this Agreement.

12.3	Warranty Disclaimers:

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL WARRANTIES AND CONDITIONS, WHETHER EXPRESS OR IMPLIED BY STATUTE, COMMON LAW OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT) ARE HEREBY EXCLUDED.

13.0	Termination:

13.1	This Agreement may be terminated:

(a)	By mutual written consent of the parties at any time;

(b)	By Customer pursuant to Section 9.3.4 or Section 9.3.6;

(c)	In the event there is a Change of Control during the Term of this Agreement, notwithstanding any other provision of this Agreement, Customer may terminate this Agreement upon 90 calendar days written notice to Supplier, which notice must be provided within three months of Supplier’s written notice to Customer of such Change of Control;

(d)	By Customer, in the event Supplier is adjudged insolvent, makes a general assignment for the benefit of its creditors, effects a voluntary or compulsory liquidation or dissolution, files a petition for relief under applicable bankruptcy or insolvency law or a receiver is appointed on account of Supplier’s insolvency; or

(e)	By Customer, if Supplier has materially breached its obligations under Section 5.5 or Section 27, without cure (after written notice by Customer and reasonable opportunity to do so) of such breaches, [*****] or more times in any [*****]-month period. For the purposes of this Section 13.1(e), “cure” shall mean undertaking the same cure process as is set forth in Sections 9.2.1 through 9.2.3 for Key Failures. For purposes of this Section 13.1(e), “material breach” shall mean that such breach resulted in a material loss to Customer’s property (e.g., a master).

(f)	By Customer, if Supplier has materially breached its obligations under Section 10.8 or Section 18 (with respect to assignment to a Competitor), without cure (after written notice by Customer and reasonable opportunity to do so) of such breaches.

13.2	Upon any termination or expiration of this Agreement, all of the provisions of this Agreement will terminate, except for the following provisions, which will survive in perpetuity: Sections 13.2, 13.3, 14.0, 15.0, 20.0, 21.0, 24.0 and 31.0. No termination or expiration of this Agreement will relieve Customer or Supplier of any payment obligations outstanding at the time of such termination or expiration.

13.3	At the expiration of the Term or upon earlier termination, Customer will be entitled to repossess all of its manufacturing and packaging components (e.g. tapes, paper parts, packaging, etc.) provided by it to Supplier over the Term. Supplier will pack such parts appropriately and make them available for pick up by Customer with a clear dispatch and content note per shipment in agreement with Customer. Customer commits to take back such components within 120 days after the expiration of the Term or earlier termination. Customer shall reimburse Supplier for any direct out-of-pocket packaging, retrieval or storage costs incurred by Supplier for this service during this period, unless Customer terminated this Agreement pursuant to Section 9.3.4, 9.3.6 or 13.1(e).

13.4	Upon any termination of this Agreement, Customer may elect to exclude the CD volumes under this Agreement from its Distribution Requirements (as such term is defined in the U.S. Distribution Agreement) under the U.S. Distribution Agreement, by written notice to Supplier of such election within 90 days of such termination.

14.0	Dispute Resolution:

During the pendency of any dispute, the Agreement shall continue to be in force and the Parties shall abide by all terms of the Agreement. Any dispute concerning the interpretation of this Agreement or any party’s performance under any provision of this Agreement (including, without limitation, any dispute regarding a proposed increase to the prices set forth on Schedule 10.1 pursuant to Section 5.9 or 5.11) shall be discussed by the parties, and if the parties are unable to reach agreement concerning such matter, it shall be submitted to arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association (“AAA”). The number of arbitrators selected shall be three. Each party shall select one arbitrator and the two arbitrators selected shall select the third arbitrator. The arbitration shall take place in the City of New York. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. Arbitration shall occur over consecutive business days and in no event shall an arbitration procedure continue for more than two weeks. This Agreement shall be enforced and interpreted under the laws of the State of New York, without regard for its conflicts of laws rules or choice of law principles.

14.1	Notwithstanding the foregoing, either party may pursue the remedy of specific performance of any provision contained herein, or seek a preliminary or permanent injunction against the breach of any such provision or in aid of the exercise of any power granted herein, or any combination thereof, in any court having jurisdiction thereof without resort to arbitration.

14.2	In the event of any arbitration between the parties hereto with respect to any of the transactions contemplated herein or the subject matter hereof, the prevailing party shall, in addition to such other relief as the arbitrators may award, be entitled to recover reasonable attorney’s fees, expenses and costs of investigation, all as actually incurred, including without limitation, attorneys’ fees, expenses and costs of investigation incurred in any case or proceeding under any bankruptcy, insolvency or reorganization proceeding. The non-prevailing party shall bear the cost of such arbitration.

15.0	Retention of Rights:

All Input Materials and other source and graphic materials provided by Customer in connection herewith, and all rights therein, shall remain the exclusive property of Customer. All work product produced hereunder specifically and solely for Customer and for incorporation into Customer CDs, artwork or other materials, from its inception, will be considered a “work made for hire” for Customer, which entitles Customer to, among other things, the copyright and all other rights, title and interest therein and such work product shall be and remain the sole property of Customer. Customer shall not provide Supplier with any original or irreplaceable materials under this Agreement. Notwithstanding the above, to the extent Customer nevertheless provides Supplier with any such original or irreplaceable materials, Supplier shall use commercially reasonable efforts to ensure the safety and security of such materials but shall not be liable for any damages other than those specified in Section 21.1 below, in the event that such materials are lost, damaged, destroyed or stolen.

16.0	Binding Effect and No Other Agreements:

This Agreement and the U.S. Distribution Agreement together constitute the entire agreement between the Parties on the subjects herein contained and supercede, cancel and terminate all other understandings between the parties with respect to the subject matter hereof.

17.0	Amendments:

No modification of or supplement to this Agreement shall be effective unless signed in writing by each Party.

18.0	Successors and Assigns; Assignment:

The rights and obligations of the Parties hereunder shall attach to their successors and permitted assigns. Supplier shall have the right to assign this Agreement or any of the rights granted to Supplier hereunder, including without limitation, the right to assign any interests under this Agreement to (a) lenders providing financing to Supplier from time to time and (b) to any third party acquiring all or substantially all of Supplier’s assets or equity, provided that such third party is not a Competitor and agrees in writing to assume all of Supplier’s obligations hereunder. Except as provided in this Section 18.0, Supplier shall not assign, or grant any lien or encumbrance on, any property of Customer (including finished goods). Customer shall not have the right, without Supplier’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, to assign this Agreement or any of the rights, obligations or interests of Customer hereunder, in whole or in part, by operation of law, pursuant to a change of control, or otherwise; provided, however, that Customer shall have the right without Supplier’s consent to assign its rights and obligations under this Agreement to any Affiliate of Parent or to any third party acquiring all or substantially all of Customer’s assets or equity, provided that (i) such Affiliate or third party agrees in writing to assume all of Customer’s obligations hereunder, and (ii) Customer and such third party have confirmed in writing to Supplier that (A) it then-currently has Manufacturing Requirements substantially similar to or greater than Customer’s then-current Manufacturing Requirements, and (B) its then-current forecasts for Manufacturing Requirements for the remainder of the Term are substantially similar to or greater than Customer’s then-current forecasts for Manufacturing Requirements for the remainder of the Term. Notwithstanding the foregoing, in the event a non-Affiliate third party acquires all or substantially all of Customer’s assets or equity, such third party shall thereafter only be bound by the purchase commitment in Section 4.1 for the volume that is Customer’s and any other member of the Universal Music Group’s volume (i.e., no Customer Affiliate not part of the Universal Music Group immediately prior to the transaction shall be bound by this Agreement).

19.0	Compliance:

Any express or implied waiver by any Party of any breach hereof by any other Party, including by any Party failing to notify any other Party of a breach hereof by such other Party, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by such other Party to comply with the terms and conditions in this Agreement, notwithstanding any custom, practice or course of dealing to the contrary.

20.0	Confidentiality:

Except as may be required by law, no Party shall disclose to any third party any confidential information on business or technology of any other party obtained in connection with this Agreement for three years from the date of the disclosure of any such confidential information without the prior written consent of the other Party. If goods purchased under this Agreement are to be specifically fabricated for Customer, Supplier agrees to keep confidential the processes, methods and designs used or applied in producing each such item.

21.0	Indemnification:

Each Party (the “Indemnifying Party”) hereto agrees to and does hereby indemnify, defend and hold harmless, the other party and its parent, subsidiaries, affiliated companies, and its and their shareholders, officers, employees and agents (“Indemnified Party”) from any and all third party claims, demands, causes of action, liability, judgments, damages, costs and expense (including reasonable attorney’s fees) asserted against, imposed upon or suffered by an Indemnified Party to the extent any such claims are caused by the Indemnifying Party’s performance of this Agreement, including but not limited to any claims for bodily injury, death or property damage, product liability and any infringement of any proprietary right, patent, copyright or trademark.

21.1	Supplier agrees to be expressly and solely responsible for any property of Customer (including, without limitation, masters, components, paper parts, etc.) while such property is in the care or custody of or under the control of Supplier or any subcontractor, whether or not such possession constitutes a legal bailment, and in the event of any damage to or loss of such property while in the possession of Supplier or any subcontractor, if the property is not an original or irreplaceable item or items, Supplier shall promptly pay Customer the full replacement value of such property or the costs to repair the damage or restore the loss to any such property, as applicable, regardless of cause. If, notwithstanding Section 15.0, Customer has provided Supplier or any subcontractor with original or irreplaceable items which are damaged or lost while in possession of Supplier or any subcontractor, Supplier shall be liable only for the cost of repair or replacement as if the lost or damaged original were a copy.

22.0	Favored Nations:

22.1	As to Significant Customers. In the event Supplier sells any Manufacturing Services to a Significant Customer under similar or more favorable (to the other customer) terms and conditions to those described in Sections 1.0 through 10.0, 13, 21 and 25 herein for net prices for such Manufacturing Services (including all discounts, rebates and all other economic-related considerations) lower than those then in effect for Customer under Section 10.0 and this Section 22.1, Supplier will lower Customer’s prices for such Manufacturing Services such that they are equivalent to the prices paid by said Significant Customer effective as of the date of the first invoice to the Significant Customer, and for the duration that such Significant Customer receives such lower prices.

22.2	As To Other Customers. In the event Supplier sells any Manufacturing Services under similar or more favorable terms and conditions to those described in Sections 1.0 through 10.0, 13, 21 and 25 herein to a customer other than a Significant Customer (an “MFN Customer”) for net prices for such Manufacturing Services (including all discounts, rebates, and all other economic related considerations) lower than those then in effect for Customer under Section 10.0 and Section 22.1 (said lower configuration price(s) called the “MFN Configuration Price”), Supplier will:

(a)	immediately notify Customer in writing of such sale and the pricing therefor; and

(b)	15 days following the end of each calendar quarter during which the MFN Customer receives the MFN Configuration Price, issue the Customer a credit to Customer’s payables equal to the number of units for each configuration sold to the MFN Customer(s) multiplied times the MFN Factor shown in Schedule 22.0.

22.3	For purposes of clarity, only Section 22.1 or Section 22.2 shall apply to any one sale to another customer, but each section may be used multiple times, whether for the same or different customers, and both sections may be operative at the same time (e.g., (1) if Significant Customer A receives a lower price than Customer, Customer’s prices shall be adjusted under Section 22.1, and if Significant Customer B receives an even lower price than Customer’s adjusted prices, Customer’s prices shall be reduced again; (2) If MFN Customer I receives a lower price than Customer, Customer shall receive a rebate as to MFN Customer I under Section 22.2, and if MFN Customer II receives a lower price than Customer (but not as low as MFN Customer I), Customer shall also receive a rebate as to MFN Customer II under Section 22.2(calculated for that MFN Customer II), and (3) if Customer’s prices are lowered as a result of Section 22.1, and then an MFN Customer receives an even lower price, Customer shall retain the prices set pursuant to Section 22.1, and shall be entitled to the rebate set forth in Section 22.2 for the latter sale).

Notwithstanding any other provision of this Section 22, Customer shall receive no price adjustment or other benefit under this Section 22: (a) with respect to orders from other Supplier customers which are Spot Market Orders, or (b) with respect to orders from other Supplier customers which are not Significant Customers and which are fulfilled using assets and facilities other those purchased by Supplier from Customer under the Asset Purchase Agreement, or (c) with respect to orders from a Significant Customer if such orders are fulfilled using assets and facilities purchased by Supplier from such Significant Customer.

23.0	Audit Rights:

(a)	Customer shall have the right to inspect Supplier’s books and records related to its performance under this Agreement, including Section 22.0 hereof, provided such right shall not be exercised more than once per calendar year and provided, further, that any information subject to a confidentiality agreement with a third party shall only be subject to inspection by an independent third party auditor hired by Customer that enters into a confidentiality agreement with Supplier that maintains the confidentiality of third party information and permits the auditor to report on Supplier’s performance to Customer. Such audits shall be performed with reasonable advance written notice, during normal business hours, and in a manner not disruptive of Supplier’s operations.

(b)	Supplier shall have the right to inspect Customer’s books and records related to its performance under Section 4.1 of this Agreement, provided such right shall not be exercised more than once per calendar year and provided, further, that any information subject to a confidentiality agreement with a third party shall only be subject to inspection by an independent third party auditor hired by Supplier that enters into a confidentiality agreement with Customer that maintains the confidentiality of third party information and permits the auditor to report on Customer’s performance to Supplier. Such audits shall be performed with reasonable advance written notice, during normal business hours, and in a manner not disruptive of Customer’s operations.

24.0	Notice:

All notices, requests, claims, demands and other communications hereunder shall be in writing (in the English language) and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 24.0):

If to CUSTOMER:

Universal Manufacturing & Logistics 10 Universal City Plaza Suite 350 Universal City, CA 91608 Attn: Peter N. Scifres Fax: (818) 733-1125

With a copy to:

Universal Music Group 2220 Colorado Blvd. Santa Monica CA 90404 Attn: Executive Vice President Business & Legal Affairs Fax: (310) 865-9954

If to SUPPLIER:

Entertainment Distribution Company (USA) LLC 360 Madison Avenue, Suite 500 New York, NY 10017 Attn: CFO Fax: (212) 253-4166

and

Entertainment Distribution Company (USA) LLC 11360 Lakefield Drive Duluth, GA 30097 Attn: CFO Fax: (770) 497-3992

With copies to:

Greenberg Traurig, LLP The Forum 3290 Northside Parkway, Suite 400 Atlanta, GA 30327 Attn: James S. Altenbach, Esq. Fax: (678) 553-2445

25.0	Force Majeure:

25.1	Notwithstanding any provision hereof to the contrary, Supplier shall not be liable for any damages incurred by Customer whatsoever, or any Late Order Fees, due to delays or failures in Supplier’s performance of its obligations under this

Agreement due to a Force Majeure Event, and such delays or failures shall not be deemed a breach of this Agreement.

25.2	Immediately upon becoming aware of the Force Majeure Event, Supplier will (a) use commercially reasonable efforts to end or circumvent the Force Majeure Event, (b) keep Customer apprised of those efforts on a timely basis, and (c) communicate with, coordinate with and assist Customer in resolving any impact on Customer caused by the Force Majeure Event.

25.3	If a Force Majeure Event continues for a period longer than [*****] days, then Customer shall have the right to place Orders during the pendency of such Force Majeure Event with other manufacturing companies, provided that (a) such Orders shall not be for volumes in excess of the volumes Customer would ordinarily contract for during such period, and (b) upon notice from Supplier that Supplier can resume performance under the terms of this Agreement, Customer shall cease placing such Orders with such third parties and place them with Supplier under the terms of this Agreement.

25.4	Notwithstanding the [*****]-day period in Section 25.3, if there would be no doubt in the mind of a reasonable person that Supplier would be unable to resume performance under the terms of this Agreement within [*****]days of the Force Majeure Event, then Customer shall have the right to immediately seek the remedy provided under Section 25.3, without waiting for the [*****]-day period to elapse; provided, however, that Customer shall consult with Supplier and coordinate its activities with Supplier’s in such circumstance.

26.0	Designated Person:

Customer and Supplier each agree that each will designate a single organization, department, and/or person to be the primary point of contact with the other with the ability to take action as may be required pursuant to this Agreement.

27.0	Anti-Piracy:

Subject to Section 5.9, Supplier agrees to either maintain, or obtain within 1 year of the Effective Date of this Agreement and subsequently maintain, IRMA Anti-Piracy Certification at all of its manufacturing locations servicing Customer during the Term, unless (i) IRMA ceases to provide this certification, or (ii) obtains Customer’s written approval that it need not comply with this section.

28.0	Press Aheads.

Supplier is prohibited without Customer’s prior written approval from pressing ahead stock of Customer or from retaining over-pressings or keeping stock of semi-finished product in anticipation of future Customer orders.

29.0	Consents and Approvals:

Neither Party shall unreasonably withhold, condition or delay any consents, authorizations or approvals required under this Agreement.

30.0	Employee Purchase Program:

Supplier and Customer will implement and administer a mutually agreeable employee-purchase program.

31.0	Governing Law:

The Agreement shall be governed by the laws of the State of New York without giving effect to any applicable conflict of laws provisions.

32.0	Counterparts:

This Agreement may be executed in one or more counterparts (and by facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

33.0	Enforcement:

Customer shall be entitled to enforce the provisions of this Agreement on behalf of each member of the Universal Music Group who places Orders with Supplier. Customer shall be responsible for all actions or omissions by such parties as if such actions or omissions were Customer’s hereunder.

Supplier		Customer

By:	/s/ THOMAS COSTABILE	By:	/s/ MICHAEL OSTROFF

Its:	EVP & CEO	Its:	EXECUTIVE VICE PRESIDENT

Date: May 31, 2005		Date: May 31, 2005

CD Manufacturing Agreement (US)

SCHEDULE 2.0
Definitions

The following capitalized terms shall have the meanings attributed to such terms in the following subsections.

“2003 Product Mix” means the Universal Music Group’s 2003 Manufacturing Requirements expressed as a product mix on a line-item-by-line-item basis and included on Schedule 10.1.

“Affiliate” means, as to any person or entity, any person or entity controlling, under common control with or controlled by such person or entity.

“Aggregate 2003 Manufacturing Costs” means the aggregate cost amount set forth on Schedule 10.1.

“Allocated 2003 Manufacturing Costs” means the Aggregate 2003 Manufacturing Costs, allocated on a line-item-by-line-item basis, and included on Schedule 10.1 hereto.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, by and among Supplier, as purchaser, and UML and Universal Music and Video Distribution, Corp., as sellers, dated May 9, 2005.

“Business Day” means any weekday on which banks in Los Angeles, California are open.

“CD” means optical discs (CD-Audio and CD-ROM) in all formats utilized by Customer as of the Effective Date and any optical disc of any diameter or shape that is consistent with Phillips Red, Yellow, Green and Orange Book Standards or any Philips specification for Non-Standard CDs.

“Change of Control” means the acquisition by a Competitor, directly or indirectly, and whether by sale, pledge, proxy agreement or otherwise, of [*****]% or more of the voting or equity economic interests in Supplier, or the sale of all or substantially all of Supplier’s assets to a Competitor, or any acquisition by a Competitor of voting or equity economic interests in or assets of Supplier that results in such Competitor owning or holding, as applicable, [*****]% or more of the voting or equity economic interests in Supplier, or all or substantially all of Supplier’s assets.

“Competitor” means any entity owned or controlled by a Major Music Company or one of its Affiliates.

“Customer” means UMG Recordings, Inc. and, unless the context otherwise requires, all other members of the Universal Music Group, provided, however, that where a notice, delivery or similar action on the part of “Customer” is required in this Agreement such action may be taken by UMG Recordings, Inc. alone.

“Effective Date” means the effective date of this Agreement, June 1, 2005.

“European Agreement” means the International Manufacturing and Related Services Agreement entered into as of the Effective Date between Supplier (through its subsidiary, EDC Germany GmbH) and Universal International Music B.V., related to the terms, conditions, obligations, remedies, and other related matters concerning the purchase and supply of optical discs and related services for the territories referenced therein (the “European Territories”).

“Facility Fixed Costs” means all fixed cost categories referred to in Schedule 10.1.

“Force Majeure Event” means fire, flood, storm, earthquake, landslide, volcanic activity or other acts of God; acts of terrorism or vandalism; riot, war, civil disturbance or insurrection; strikes, lockout or other labor unrest; power, transportation, Internet or other utility or carrier delays or outages, interference by any governmental authority, or any other event(s) beyond the reasonable control of Supplier.

“HDFD Manufacturing Agreement” means that certain U.S. HDFD Manufacturing and Related Services Agreement, by and between Supplier and Customer, and entered into on the Effective Date.

“Joint Ventures” mean those commercial relationships listed in Schedule 2.5.

“Late Order Fee” is a dollar number equal to (a) the number of CDs Supplier is obligated to ship in such Work Week pursuant to the terms of this Agreement minus the number of CDs actually shipped in such Work Week, times (b) $[*****]. For purposes of this definition, Excess Orders shall not be subject to a Late Order Fee unless Supplier notifies Customer that it will fulfill such Excess Orders and such Excess Orders thereafter become Workable Orders.

“Lost Inventory” shall be calculated on a component reference number by component reference number basis (each such unique component a “Component”), subtracting as of a particular date the Amount Used of such Components and the Actual Inventory of such Component from the Amount Delivered, where (i) “Amount Used” means the quantity of such Components manufactured by Supplier into products prior to the particular date, (ii) “Amount Delivered” means the quantity of such Components delivered by Customer’s vendor to Supplier (based on receiving information supplied by Supplier) prior to the particular date, and (iii) “Actual Inventory” means the quantity of such Components on-hand as determined by a physical count as of the particular date.

“Major Music Company” means Sony BMG, EMI Group or Warner Music Group, or any of their successors.

“Manufacturing Requirements” means, as applied to a member of the Universal Music Group, (i) all requirements by the member of the Universal Music Group for Manufacturing Services for its own account with respect to CDs to be sold within the United States or to be imported by Universal Music Group members into the European Territory, and (ii) any requirements for Manufacturing Services for a third party’s account with respect to CDs to be sold in the United States or to be imported by Universal Music Group members into the European Territory for as long as any

Universal Music Group member has the unilateral contractual right to provide or control the provision of the Manufacturing Services to such third party, provided that such Universal Music Group member had such unilateral right as of the Effective Date, excluding, however (A) third party CDs to be offered for sale through the Universal Music Group special markets/special products business unit through non-traditional distribution outlets, and (B) CDs to be marketed under third party names and not for distribution by a member of the Universal Music Group.

“Manufacturing Services” means mastering of Universal Music Group-supplied files; molding, printing and assembling of CDs into designated configurations with Supplier or Universal Music Group components; the Specific Related Services described in Section 7 of the Agreement; and any service or activity priced pursuant to Section 10.1. The term “Manufacturing Services” means any particular Manufacturing Service or, as the context may require, all Manufacturing Services collectively.

“Maximum Weekly CD Orders” means the product of [*****] times the first Work Week Forecast for such Work Week provided by Customer to Supplier pursuant to Section 6.1. As an example, on April 2, 2004, the forecast would for the first time include a Work Week Forecast for the Work Week commencing May 9, 2004; assume that Work Week Forecast for May 9, 2004 shows a forecasted need of [*****] million CDs. On April 9, 2004, the forecast again includes a Work Week Forecast for the Work Week commencing May 9, now revised to show a forecasted need of [*****] million CDs. The Maximum Weekly CD Orders for the Work Week commencing May 9, 2004 is [*****], based on the first forecast provided by Customer for such week.

“P&D Agreement” means a production and distribution agreement between Universal Music Group and a non-Universal Music Group third party entered into after the Effective Date, or any other agreement between Universal Music Group and a non-Universal Music Group third party entered into after the Effective Date under which Universal may or does direct the sourcing of any Manufacturing Services for any such third party.

“Parent” means Polygram Holdings, Inc.

“Prevailing Practices” means the procedures, timeframes, service levels or response times generally followed by UML during the 12 months prior to the Effective Date.

“Ship” means making CDs available to the selected carrier for transportation from the Supplier’s facilities and coordinating with and assisting such carrier, in a manner consistent with Prevailing Practices, but does not include actual transportation of the CDs from the Supplier’s facility.

“Significant Customer(s)” means any Major Music Company and any of the entities listed on Schedule 22.1.

“Spot Market Orders” means orders for Manufacturing Services that (i) originate from a customer that Supplier supplies a small number of orders per year to and in general does not have an ongoing relationship with; (ii) originate from a customer for which Supplier does not provide ancillary services such as long term component storage and promotional mailings; and (iii) are ordered in large quantities, significantly greater than Customer’s average order size.

“Transition Services Agreement” means that certain Information Technology Transition Services Agreement between Supplier and UML, dated as of May 31, 2005.

[*****]

[*****]

“Universal Music Group” means (i) Parent, (ii) Customer and (iii) each subsidiary, sister company or Affiliate, directly or indirectly, more than [*****]% owned by Parent or Customer (or any of their respective successors or permitted assigns). For purposes of clarity, (i) no entity whose CDs are distributed by a member of the Universal Music Group (but which is not directly or indirectly more than [*****]% owned by Parent or Customer) shall be a member of the Universal Music Group, and (ii) on the date on which an entity is no longer directly or indirectly more than [*****]% owned by Parent or Customer or their respective successors or permitted assigns, it shall cease to be a member of the Universal Music Group.

“UML” means Universal Music Group Manufacturing and Logistics, Inc.

“U.S. Distribution Agreement” means that certain Distribution and Related Services Agreement, by and between Supplier and Customer, and entered into on the Effective Date.

“Working Day” means those days as agreed by Customer and Supplier set forth at the commencement of the Term as Schedule 2.11 hereto and updated weekly as mutually agreed upon by Customer and Supplier in connection with the forecasts provided under Section 6.1.

“Work Week” means a seven-day period commencing on each Sunday at 12:00 a.m. during the term and ending at 11:59 p.m. the next Saturday (regardless of whether any day therein is a Working Day or Business Day).

The following terms have the meanings set forth in the Sections indicated.

Term	Section
AAA	14.0
Agreement	1.0
CAP	9.2.1
Cure Period	9.2.2
Customer	1.0
EMDE	8.4
Epidemic Multiple Defectives	8.4
Excess Order	6.10
Excluded CDs	4.1
Failure Notice	9.1
Incremental Volume Offer	10.6
Incremental Volumes	10.6
Indemnified Party	21.0
Indemnifying Party	21.1
Input Materials	6.3
Key Failure	9.1
Late Orders	6.11
Uncured Key Failure	9.2
Order	6.2
Parties	1.0
Section 5.11 Notice	5.11
Specific Related Services	7.0
Specified Standards	5.11
Supplier Incremental Volume Proposal	10.6
Supplier	1.0
Term	3.1
Work Week Forecast	6.1
Workable Orders	6.4

SCHEDULE 2.5
Existing Joint Venture Relationships

[*****]

SCHEDULE 2.11
Working Days

     In each year, for the months of January through August, six (6) days in each Work Week; and from September through and including December 24, seven (7) days in each Work Week; and from December 25 through and including December 31, four (4) days in each Work Week.

SCHEDULE 5.4
Pre-Approved Subcontractors

Entity	Type of Service

[*****]	All

SCHEDULE 6.6

Permitted Variances

     All Workable Orders will be subject to variance by Supplier from the purchase order quantity per the following schedule:

Order Size	% Variance	Not to Exceed
Up to 1,200	+/-[*****]%	N/A

1,201 to 5,000	+[*****]%	N/A
	-[*****]%	N/A

5,001 to 50,000	+[*****]%	N/A
	-[*****]%	N/A

Over 50,000	+[*****]%	[*****]
	-[*****]%	N/A

SCHEDULE 7.6.1
Printed Component Ordering Procedures

New Release — Commercial/Deluxe

Initial Order

•	Print requisition is received from the production office indicating finished goods quantity.

•	Buyer orders print in the quantity of [*****]% of the finished goods quantity; quantity ordered may be rounded up to the next price break point if it makes economic sense.

•	Buyer sets reorder point at [*****]% of finished goods quantity.

Reorders

•	Reorders that will reduce on hand inventory below our reorder point will create a demand for print. The buyer will do a net asset computation to determine the quantity to be ordered? Reorder quantity = Reorder Point Quantity + FG Reorder Quantity - Printed Material On Hand.

•	The Reorder Point Quantity is recalculated, and changed if applicable, each time the printed material is reordered. Various factors including sales, finished goods inventory, and market intelligence are considered when assessing Reorder Point Quantities.

New Release — Limited Edition

Initial Order

•	Print requisition is received from the production office indicating finished goods quantity.

•	Buyer orders print in the quantity of [*****]% of the finished goods quantity; quantity ordered may be rounded up to the next price break point if it makes economic sense.

•	Buyer keeps the Reorder Point Quantity at [*****]; printed material is only ordered on demand.

Reorders

•	Printed material is only ordered when finished goods orders are received.

•	Buyers order print in the quantity of [*****]% of the finished goods quantity.

New Release — Single

Initial Order

•	Print requisition is received from the production office indicating finished goods quantity.

•	Buyer orders print in the quantity of [*****]% of the finished goods quantity; quantity ordered may be rounded up to the next price break point if it makes economic sense.

•	Buyer sets reorder point at [*****]% of finished goods quantity. Reorders

•	Reorder strategy is the same as New Release — Commercial/Deluxe.

Promotional

Initial Order

•	Print requisition is received from the production office indicating finished goods quantity.

•	Buyer orders print in the quantity of [*****]% of the finished goods quantity; quantity ordered may be rounded up to the next price break point if it makes economic sense.

•	Buyer keeps the Reorder Point Quantity at [*****]; printed material is only ordered on demand.

Reorders

•	Printed material is only ordered when finished goods orders are received.

•	Buyers order print in the quantity of [*****]% of the finished goods quantity.

DVD

Initial Order

•	Print requisition is received from the production office indicating finished goods quantity.

•	Buyer orders print in the quantity of [*****]% of the finished goods quantity.

•	Buyer sets reorder point at [*****]% of finished goods quantity. Reorders

•	Reorder strategy is the same as New Release — Commercial/Deluxe.

Immediate Change

Selections less than three months past release date

•	Use current Reorder Point

Selections greater than three months past release date

•	Determine average monthly sales; not to exceed [*****]. This calculation will determine the Reorder Point Quantity to be used in the net asset calculation.

•	The buyer will do a net asset computation to determine the quantity to be ordered? Reorder quantity = (Difference between Printed Material On Hand FG Reorder) + Reorder Point Quantity.

Running Change

•	Use old components to completion.

•	New components are ordered using the Immediate Change strategy.

Notes:	Selections with release dates of greater then three month are subject to the Reorder strategy. Printed material suppliers may ship orders up to [*****]% over or under the order quantity.

Printed Component Ordering Guidelines – New Release
(Initial Manufacturing Ordering Date Through 90 Days After In-Store Date)

Vendor
Contract
	Initial		Scale
Order Types	Order quantity	Reorder Point	+/- %	Reorder Qty.

New release-Commercial	FG x [*****] rounded to next price break	[*****] % of FG	[*****]	(A)
New Release-Limited Edition	FG x [*****] rounded to next price break	on demand	[*****]	on demand
New Release-Deluxe	FG x [*****] rounded to next price break	[*****] % of FG	[*****]	(A)
New Release-Single	FG x [*****] rounded to next price break	[*****] % of FG	[*****]	(A)
DVD	FG x [*****]	[*****] % of FG	[*****]	(F)
Promo	FG rounded to next price break	none	[*****]	on demand

**Reorder	na	(B)	[*****]	(A)
Immediate change	(C) or (D)	(B)	[*****]	(A)
Running Change	(E)	(B)	[*****]	(E)
BOX SETS	LABEL SUPPLIED	none	na	na

Footnote:

(A)	Reorder quantity = Reorder Point Quantity + FG Manufacture Order Quantity – Printed Material On Hand (rounded up to next price break)

(B)	Average Monthly FG Sales (for Selections > [*****] months old) up to [*****]

(C)	Perform (B), then (A)

(D)	If Selection < [*****] months old, use current established ROP

(E)	Use old component to depletion, then perform (B), then (A)

(F)	DVD onhand – FG Manufacture Order Quantity + Reorder Point = Reorder Quantity

**note: once an order has a [*****] month life or greater, it becomes a “Reorder” Order Type

	New Reorder	Reorder
Order Type	Point	Quantity

Reorder	(A) Normal Monthly Sales Trends	(D)
	(B) Sudden Upward Monthly Sales Trends	(D or E)
	(C) Sudden Downward Monthly Sales Trends	(D)

(A)	Average Last [*****] Months FG Sales

(B)	(Average Last [*****] Months FG Sales) x [*****] (for sudden upward sales trends over last [*****] months)

(C)	(Average Last [*****] month FG Sales) x [*****] (for sudden downward sales trends over last [*****] months)

(D)	FG Manufacture Order Quantity – PM Onhand + New Reorder Point = Reorder Quantity (for reorder quantities < [*****] (E) applies)

(E)	(FG Manufacture Order Quantity – PM Onhand + New Reorder Point) x 2 = Reorder Quantity

Notes:

Reorder points are not recalculated unless the previous calculation is more than [*****] months old

Sudden trends (upward or downward) are defined as at least [*****] % increase/decrease from month to month (last [*****] month sales)

Reorder quantities will not exceed [*****].

Reorder quantities are rounded to the next price break unless that price break quantity exceeds [*****] times the ROP

SCHEDULE 7.6.2
Monthly Print Purchase Price Variance Report

See attached.

EDC Monthly Print Purchase Price Variance Report
For Month Ended xx/xx/xx

SCHEDULE 7.6.2

										per unit	total
	component	selection			super			invoice	Invoice	vendor	vendor	per unit	total std
vendor	#	#	artist	title	label	mr co	invoice #	date	qty	cost	cost	std cost	cost	PPV
example
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

Total														[*****]

Definitions:

per unit standard cost = print cost from vendor at [*****] print quantity plus [*****] % obsolescence factor (the print cost included in the packaged price from EDC)

per unit vendor cost = actual print cost from vendor

PPV = total standard cost - total vendor cost

     if negative, UML owes EDC

     if positive, EDC owes UML

SCHEDULE 8.2

Finished Goods Audit and Minimum Acceptable Quality Level %

Initial Evaluation Period

Beginning on the Effective Date, the Parties will promptly evaluate the actual operating quality level of 1,500 Products (which for purposes of this Schedule 8.2 means finished goods ready for sale to Customer’s customers), randomly selected from recently manufactured inventory in the Fishers, Indiana distribution center. The aggregate results of these evaluations will be the Minimum Acceptable Quality Level for the remainder of the Term. The period during which this process is conducted shall be the “Initial Evaluation Period.”

Audit Plan

Following the Initial Evaluation Period, once per calendar month, Customer will have shipped to Supplier a quantity of products not to exceed 300 individual items. For the purpose of improving measurement accuracy, Supplier may, at its sole discretion, increase the quantity of Products evaluated. The Products will be selected by Customer from inventory lots which to the Customer’s best knowledge represent Products manufactured by Supplier within the most recent 45 days.

Evaluation Process and Criteria

Each individual Product will be evaluated by Supplier. Customer may observe the evaluation process of up to 100% of the Products sent to Supplier, provided it has given Supplier five Working Days notice of its intent to observe said Evaluation Process. Supplier will evaluate each Product by all of the criteria shown below, determining in each instance if the evaluation result is “Pass” or “Fail”. The aforementioned collectively is the “Evaluation Process”.

Pass/Fail (under
minimum
specification = Fail;
		Minimum	otherwise = Pass)
		Specification or	(Yes = Pass)
	Criteria	Yes/No	(No = Fail)
1	Bler	<=220
2	Burst	<=6
3	E32	0
4	13/ltop	b/w .30 and .70
5	Eccentricity	<=70
6	Birefringence	=/-100
7	Print on disc matches music on disc	Y/N
8	Disc matches printed components	Y/N
9	Print (colors, legibility, etc) on disc matches proof	Y/N
10	Wrap tight and neat	Y/N

Pass/Fail (under
minimum
specification = Fail;
		Minimum	otherwise = Pass)
		Specification or	(Yes = Pass)
	Criteria	Yes/No	(No = Fail)
11	No damage in print or jewel case	Y/N
12	Correct sticker(s)	Y/N
13	Stickers in correct position and orientation	Y/N
14	Correct and legible spine label	Y/N
15	Correct and readable barcode	Y/N
16	Correct tray color	Y/N
17	Correct disc position (multidisc sets)	Y/N

Quality Level

“Fails” in Criteria 1. – 9. are Fatal Errors. In addition, if on any given product there are 3 or more “Fails” in Criteria 10. – 17. that will also be considered a Fatal Error for that product. The Quality Level will be the number of products in the month with 1 or more Fatal Errors divided by the total number of products evaluated in the month.

SCHEDULE 9.1

Key Failure Events (Manufacturing)

	Definition and	KPI Repeated Failure
KPI	Performance Standard	Event
Production	Making and shipping Customer’s aggregate Workable Orders of CDs in a Work Week as described in Section 6.11(a)	Supplier fails to perform in accordance with Section 6.11(a) for any [*****] Work Weeks in a [*****]-rolling-week period
Delivery	Meeting lead time parameters as described in Sections 6.5 and 6.6	Supplier fails to perform in accordance with Section 6.11(b) for any [*****] Work Weeks in a [*****]-rolling-week period
Quality	Maintaining average outgoing quality level as described in Section 8.2	Supplier fails to achieve AQL defined in Section 8.2 and Schedule 8.2 for any [*****] months in a rolling-[*****]-month period
Multiple Defective	Avoiding Epidemic Multiple Defective Events (EMDEs) as described in Section 8.4	3 EMDE’s in any calendar quarter, or [*****] EMDE’s in any calendar year or [*****] EMDE’s in any rolling [*****] months

SCHEDULE 10.1
Pricing

[*****]

SCHEDULE 10.3.2
Jewel Box Reference Prices

Jewel Box Reference Prices
Standard Jewel Box	[*****]
Standard Tray	[*****]
Star Tray	[*****]
Smart Tray	[*****]
Brilliant Box (with tray)	[*****]
Fat Box (without tray)	[*****]

Notes:

1.	Star Tray and Smart Tray both use standard jewel box.

2.	Fat Box uses 2 standard trays.

SCHEDULE 12.2(G)

Third Party Volumes/Expiration Dates

Manufacturing
Related Exceptions to
		Relationship		Agreement	Agreement Expiration
Customer	Type	with....	2003 CDs	Expiration Date	Date
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

[*****]

[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]

[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

[*****]

[*****]			[*****]

SCHEDULE 22.0

If Customer Configuration Price minus

MFN Configuration Price Is:	Then the MFN Factor Is:
[*****]	[*****]

[*****]	[*****]

[*****]	[*****]

[*****]	[*****]

[*****]	[*****]

[*****]	[*****]

[*****]	[*****]

SCHEDULE 22.1
Additional Significant Customers

[*****]